As filed with the Securities and Exchange Commission on November 13, 2012

Registration No. 333-161996

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNION DRILLING, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1537048
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4055 International Plaza, Suite 610

Fort Worth, Texas 76109

(888) 488-0570

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

John A. Gallegos, Jr.

Secretary and Vice President

Union Drilling, Inc.

4055 International Plaza, Suite 610

Fort Worth, Texas 76109

(888) 488-0570

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Keith R. Fullenweider

Stephen M. Gill

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-4458

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement of Union Drilling, Inc. (“Union Drilling”) on Form S-3 (File No. 333-161996), initially filed with the Securities and Exchange Commission (the “SEC”) on September 18, 2009, subsequently amended on December 11, 2009 and declared effective by the SEC on December 22, 2009 (the “Registration Statement”), which registered 3,000,000 shares of Union Drilling’s common stock, par value $0.01 per share (“Common Stock”).

On November 5, 2012, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 24, 2012 among Union Drilling, Sidewinder Drilling Inc., a Delaware corporation (“Sidewinder”), and Fastball Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Sidewinder (“Merger Subsidiary”), Merger Subsidiary merged with and into Union Drilling (the “Merger”), with Union Drilling continuing as the surviving corporation and a wholly-owned subsidiary of Sidewinder. In connection with the Merger, each outstanding share of Common Stock, other than Common Stock held by Union Drilling as treasury stock or owned by Sidewinder or Merger Subsidiary and other than Common Stock with respect to which dissenters’ rights were properly exercised, was converted pursuant to the Merger Agreement into the right to receive $6.50 in cash, without interest.

As a result of the Merger, Union Drilling has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, Union Drilling hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Union Drilling in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 13th day of November, 2012.

UNION DRILLING, INC.

By:	/s/ Jon C. Cole
Name: Jon C. Cole
Title: President

Pursuant to the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated and on the 13th day of November, 2012.

Signature	Title

/s/ Jon C. Cole Jon C. Cole	President and Director (Principal Executive Officer)

/s/ John A. Gallegos, Jr. John A. Gallegos, Jr.	Vice President and Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Trevor M. Turbidy Trevor M. Turbidy	Director

/s/ Jeffrey P. Gunst Jeffrey P. Gunst	Director